Exhibit 99.1

May 15, 2007       SERVOTRONICS, INC. (AMEX- SVT) ANNOUNCES
                          1ST QUARTER RESULTS FOR 2007

      Elma, NY -- Servotronics, Inc. (Amex - SVT) reported net income of $204,000 (or $0.10 per share - Basic and Diluted) on revenues of $6,530,000 for the first quarter ended March 31, 2007 as compared to net income of $273,000 (or $0.13 per share Basic, $0.12 per share Diluted) on revenues of $5,435,000 for the comparable period ended March 31, 2006. The approximate $69,000 decrease in the first quarter year to year net income is more than accounted for by the $209,000 period to period decrease in other pre-tax income not related to the sale of Company products. This period to period decrease in other pre-tax income of $209,000 was partially offset by a $110,000 period to period increase in pre-tax income from operations. The $110,000 in pre-tax income represents an approximate 58% increase in pre-tax income from operations on an approximate $1,095,000 or an approximate 20% increase in consolidated revenues for the first quarter of 2007 when compared to the revenues in the same period in 2006.

      The Aerospace Industry Association stated that the civil aircraft sector of the Aerospace Industry was particularly strong in 2006 and that, based on the current backlog of commercial aircraft orders, they believe that this Aerospace Industry sector will continue to be strong in 2007. The Company's Advanced Technology Group's (ATG) increase in revenues for the three month period ended March 31, 2007 reflects this forecasted belief. As previously reported, the Company's Consumer Product Group (CPG) has developed products for government and military applications which resulted in two significant contracts amounting to $4,000,000. Recently and not previously reported, another contract amounting to $800,000 has been received. These contracts have scheduled deliveries that commence in 2007 and continue into 2008.

      The Company is composed of two groups - the ATG and the CPG. The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

      In January of 2006, the Company's Board of Directors authorized the purchase by the Company of up to 250,000 shares of its common stock in the open market or in privately negotiated transactions. As of March 31, 2007, the Company has purchased 144,357 shares under this authorization.

                           FORWARD-LOOKING STATEMENTS
      Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.
       SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.